EXHIBIT 8.1

SUBSIDIARIES OF TELESAT CANADA1

State or Other Jurisdiction of
Subsidiary	Incorporation or Organization

Telesat Satellite LP	Delaware

1Excludes certain subsidiaries which, considered in the aggregate as a single subsidiary, do not constitute a significant subsidiary (as defined in Rule 1-02(w) of Regulation S-X) as of the year ended December 31, 2010.

ADDITIONAL SUBSIDIARIES OF TELESAT HOLDINGS INC.

State or Other Jurisdiction of
Subsidiary	Incorporation or Organization

Telesat Interco Inc.	Canada

Telesat Canada	Canada